                                                                  Exhibit 12.1

CFP GROUP, INC.
EARNINGS TO FIXED CHARGE RATIO

                                   Predecessor Company                                   CFP Group, Inc.
                               --------------------------  ------------------------------------------------------------------------
                                               Six Months   Six Months
                                 Year Ended       Ended        Ended            Year Ended September           Six Months Ended
                                                                                                           ------------------------
                               September 30,    March 31,  September 30,                 30,                 March 31,    March 31,
                                                                           -----------------------------
                                   1992            1993        1993          1994       1995        1996       1996         1997
                               -------------   ----------  -------------   -----------------------------  -------------------------
                                 (dollars in thousands)                           (dollars in thousands)
(Loss) Earnings Before Tax      $  (28,834)     $     365   $     574       $  1,713   $  2,343   $ (1,562)   $(2,883)    $(3,902)
                                -----------     ---------   ---------       --------   --------   ---------   -------     -------
Plus:  Fixed Charges
       Interest Expense              3,717          1,906       1,307          2,443      2,632      3,232      1,512       4,681
       1/3 of rent exp                 187            108          94            217        206        206        103         148
                                -------------------------   ---------       ------------------------------------------------------
       TOTAL FIXED CHARGES           3,904          2,014       1,401          2,660      2,838      3,438      1,615       4,829
                                -----------     ---------   ---------       --------   --------------------   -------     -------
Earnings                        $  (24,930)     $   2,379      $1,975       $  4,373   $  5,181   $  1,876    $ 1,268     $   927
                                -------------------------   ---------       -----------------------------------------------------
Ratio                                  ---           1.18        1.41           1.64       1.83        ---        ---         ---
                                -------------------------  ----------------------------------------------------------------------
                                -------------------------  ----------------------------------------------------------------------

Deficiency                         (28,834)                                                         (1,187)    (2,883)     (3,902)